Exhibit 5.1

CONYERS DILL & PEARMAN PTE. LTD.

9 Battery Road
#20-01 MYP Centre
Singapore 049910
T +65 6223 6006

conyers.com

20 November 2024

Matter No. 1003380

WEBUY GLOBAL LTD

35 Tampines Street 92

Singapore 528880

Dear Sir/Madam,

Re:	WEBUY GLOBAL LTD (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) in connection with an offering by the Company of up to an aggregate principal amount of US$100,000,000 of class A ordinary shares of a par value of US$0.000000385 each (the “Class A Ordinary Shares”, which term includes any Class A Ordinary Shares to be issued by the Company pursuant to the conversion, exchange or exercise of any Non-Equity Securities (as defined below)), share purchase contracts, share purchase units, warrants, debt securities, rights or units of the Company or any combination thereof (together the “Non-Equity Securities”, and collectively with the Class A Ordinary Shares, the “Securities”) described in the Registration Statement.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1	a copy of the Registration Statement; and

1.2	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement which is in substantially final form.

We have also reviewed copies of:

1.3	the written resolutions of all the directors of the Company dated 19 November 2024 (the “Resolutions”);

1.4	the second amended and restated memorandum of association (the “Memorandum of Association”) and second amended and restated articles of association of the Company adopted on 8 March 2024 (together, the “Memorandum & Articles of Association”);

1.5	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 18 November 2024 (the “Certificate Date”); and

1.6	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us;

2.4	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

1.1.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

1.2.	that on the date of allotment (where applicable) and issuance of any Non-Equity Securities or Securities, the Company is, and after any such allotment and issuance the Company is and will be, able to pay its liabilities as they become due;

1.3.	that the applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to any Securities to be offered and sold will be valid and binding in accordance with its terms pursuant to its governing law;

1.4.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary direct or indirect of any sovereign entity or state;

1.5.	that the Company will issue the Securities in furtherance of its objects as set out in its Memorandum of Association;

2.5	that the Memorandum & Articles of Association will not be amended in any manner that would affect the opinions expressed herein;

2.6	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7	that the Company will have sufficient authorised and unissued share capital available to issue under its Memorandum of Association to effect the issue of any Class A Ordinary Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Non-Equity Securities;

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2.8	that the form and terms of any and all Securities, the issuance and sale of any Securities by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles of Association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands;

2.9	that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Securities;

2.10	that all necessary corporate action will be taken to authorise and approve any allotment and issuance of the Securities, the terms of the offering thereof and related matters, and that the Securities Agreements (as defined below), the applicable definitive purchase, underwriting or other similar agreement(s), and any applicable supplements to the Prospectus (each, a “Prospectus Supplement”), will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.11	that the Non-Equity Securities to be offered and sold, and any Securities Agreements in connection with the offer and/or sale of the Class A Ordinary Shares and/or the Non-Equity Securities, will be valid, binding and enforceable against the relevant parties in accordance with their terms pursuant to the applicable governing law and jurisdiction;

2.12	that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the Prospectus set forth therein and any applicable amendment and supplement thereto);

2.13	that upon the issue of any Class A Ordinary Shares to be sold by the Company (including upon exercise of any conversion or exchangeable rights or purchase rights to the Non-Equity Securities), the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value of the Class A Ordinary Shares;

2.14	the capacity, power and authority of all parties, other than the Company, to enter into and perform their respective obligations under any and all documents, agreements, indentures and contracts (collectively referred to herein as the “Securities Agreements”) entered into by such parties in connection with the issuance or sale of the Class A Ordinary Shares, any Non-Equity Securities or any Securities, and the due execution and delivery thereof by each party thereto;

2.15	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission;

2.16	that there is no contractual or other prohibition or restriction binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and the Securities Agreements;

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2.17	the Company has not taken any action to appoint a restructuring officer; and

2.18	that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

3	QUALIFICATIONS

3.1	The obligations of the Company in connection with any offer, issuance and sale of any Securities:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying foreign laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Securities if there are other proceedings in respect of those Securities simultaneously underway against the Company in another jurisdiction.

3.2	We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company or which purports to grant exclusive jurisdiction to any courts.

3.5	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

3.6	We have not reviewed the Securities Agreements to be issued thereunder and our opinions are qualified accordingly.

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3.7	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

4	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2	Upon the due issuance of any Class A Ordinary Shares, and payment of the consideration therefor as contemplated in the relevant Securities Agreement(s), the Registration Statement, the Prospectus, any amendment thereto and any Prospectus Supplement, such Class A Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

4.3	Upon the due execution, delivery and issuance of any Non-Equity Securities by the Company and payment of the consideration therefor as contemplated in the relevant Securities Agreement(s), the Registration Statement, the Prospectus, any amendment thereto and any Prospectus Supplement, such Non-Equity Securities will be validly issued and constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman Pte. Ltd.

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